 The change to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

September 29, 2021

To whom it may concern

Company	The Chugoku Bank, Limited
Representative	Sadanori Kato, President
(Code: 8382, Tokyo Stock Exchange 1st Section)
Inquiries	Masakazu Yamagata, Executive Officer/General Manager Management Planning Department
(TEL: 086-223-3111)

Notice of Commencement of Consideration of Change to Holding Company Structure

The Chugoku Bank, Limited (Sadanori Katoh, President) (the “Bank”) has passed a resolution at the board of directors’ meeting today to commence consideration of a change to a holding company structure subject to approval at a general shareholders’ meeting and the necessary approvals, etc. being obtained from competent authorities and hereby gives notice as follows.

1.       Background

The Bank’s corporate principle is to “remain firm in self-driven sound management to develop in step with regional society by providing unwavering trust and superior comprehensive financial services.” To this end, it has undertaken activities to develop regional society by creating a sound corporate culture that accurately responds to customer needs. In its 10-year long-term business plan, Vision 2027: Plan for Creating the Future Together, which was formulated in 2017, the Bank stated its long-term vision to “create with our community, customers and employees a rich future that we can all share,” and it aims to create a sustainable business model for its customers and regional society to grow together.

Regional society today faces various social issues and rapid changes that include social structural changes such as a decreasing population and aging society, the spread of COVID-19 and the digitalization development opportunities that it affords, as well as the acceleration of global decarbonization efforts to combat global warming. This type of environment greatly affects the lifestyle of individuals and the business activities of corporations, and makes the issues faced by customers ever greater and more complex, leading to significant changes in the role to be played by regional financial institutions.

In light of these changes in the business environment, the Bank seeks to further “expand its services focus” and aims to build an organizational structure capable of sustaining “appropriate allocation of management resources” and “the evolution of group governance.” The Bank will continue to contribute to the sustained development of regional society by establishing a sustainable business model that can deal flexibly with changes in environment, and by developing integrated services focusing on finance.

2.       Group structure after change to holding company structure

3.       Scheduled timing and method of the change to a holding company structure

The Bank will consider making the change to a holding company structure around October 2022, subject to approval at a general shareholders’ meeting and necessary approvals, etc. from competent authorities being obtained in the future.

The Bank will provide details such as the date and method, etc. of the change to a holding company structure once they have been decided.